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                                                                    Exhibit 99.5

                                IRREVOCABLE PROXY
                                       AND
                                VOTING AGREEMENT

     THIS IRREVOCABLE PROXY AND VOTING AGREEMENT (this "Agreement"), dated as of December 2, 2003, is entered into by and between Kforce Inc., a Florida corporation ("Parent"), and Novato Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"), on the one hand, and Todd J. Kinion ("Stockholder") on the other hand, and, with respect to
Section 8(j) only, Hall, Kinion & Associates, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, concurrently herewith, Parent, Acquisition, and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the "Merger Agreement"), pursuant to which Acquisition will merge with and into the Company and the Company shall be the surviving corporation and become a wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS, Stockholder is the beneficial owner (as defined below) of six hundred ninety-seven thousand, nine hundred eighty-four (697,984) shares of common stock, $0.001 par value per share, of the Company (such shares, together with all other shares of capital stock or other voting securities of the Company with respect to which the Stockholder has beneficial ownership as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the "Stockholder Shares"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. For the purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

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     2. Disclosure. Stockholder hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of the Stockholder Shares and the nature of Stockholder's commitments, arrangements and understandings under this Agreement.

     3. Voting Agreement. Stockholder hereby irrevocably agrees with Parent and Acquisition that during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's Stockholders, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause all Stockholder Shares then outstanding to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote, or cause to be voted (or in connection with any written consent of the Company's stockholders, act, or cause to be acted, by written consent) with respect to all Stockholder Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any proposal that is intended to, or is reasonably likely to result in any of the conditions of the Parent's or Acquisition's obligations under the Merger Agreement not being fulfilled; (iii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or Stockholder under this Agreement; and (iv) against (A) any Third Party Acquisition Proposal (as defined in the Merger Agreement), or (B) the election of a group of individuals to replace a majority or more of the individuals presently on the Company Board; provided that if one or more individuals presently on the Company Board withdraws his or her nomination for reelection at any meeting of stockholders for the election of directors, Stockholder may vote for a replacement director nominated by the Company Board for such individual(s). The Stockholder agrees that the obligations under this Agreement are unconditional and will remain in full force and effect notwithstanding that the Company Board may have withdrawn or amended its recommendation and approval of the Merger. Further, the Stockholder will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3.

     4. Irrevocable Proxy.

        (a) Stockholder hereby irrevocably constitutes and appoints Parent, which shall act by and through William L. Sanders, Howard W. Sutter, and Derrell
E. Hunter (each, a "Proxy Holder"), or any of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company's stockholders called for purposes of considering whether to approve the Merger Agreement and transactions contemplated thereby, any Third Party Acquisition Proposal or any other transaction described in Section 3 hereof, or to execute a written consent of stockholders in lieu of any such meeting (if so permitted), all Stockholder Shares held by Stockholder of record as of the relevant record date in favor of the approval of the Merger Agreement and transactions contemplated

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thereby and against any Third Party Acquisition Proposal or any other action described in Section 3(iv)(B) hereof.

        (b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder which conflicts with the proxy granted herein. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

        (c) If Stockholder fails for any reason to vote his, her or its Stockholder Shares as required by Section 3 hereof, then the Proxy Holder shall have the right to vote the Stockholder Shares at any meeting of the Company's stockholders and in any action by written consent of the Company's stockholders in accordance with this Section 4. The vote of a Proxy Holder shall control in any conflict between a vote of such Stockholder Shares by a Proxy Holder and a vote of such Stockholder Shares by Stockholder with respect to the matters set forth in Section 4(a) hereof.

     5. Director and Officer Matters Excluded. Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder's capacity as a director or officer of the Company, including, without limitation, any vote that Stockholder may make as a director or officer of the Company with respect to any matter presented to the Company Board.

     6. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to, and covenants with, Parent and Acquisition as follows:

        (a) Title to Stockholder Shares. Stockholder is the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act, "beneficial owner") of all the Stockholder Shares. Except as set forth in Annex 1, attached hereto, Stockholder has sole voting power and the sole power of disposition with respect to all of the Stockholder Shares outstanding on the date hereof, and will have sole voting power and sole power of disposition with respect to all of the Stockholder Shares acquired by such Stockholder after the date hereof upon the exercise, conversion or exchange of any option, warrant or convertible security owned or held by Stockholder as of the date hereof, with no limitations, qualifications or restrictions on such rights. Stockholder is the sole record holder (as reflected in the records maintained by the Company's transfer agent) of the Stockholder Shares outstanding on the date hereof.

        (b) Power; Binding Agreement. Stockholder has and will have the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

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        (c) Restriction on Transfer, Proxies and Non-Interference; Stop
Transfer. Except as expressly contemplated by this Agreement, during the term of this Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Stockholder Shares which conflicts with Section 4(a) hereof and the proxy granted herein or deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder's obligations under this Agreement. Stockholder further agrees with and covenants to Parent that Stockholder shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Stockholder Shares, unless such transfer is made in compliance with this Agreement. Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent.

        (d) No Consents. To his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby. If Stockholder is married and Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder's spouse, enforceable against such person in accordance with its terms.

        (e) Notification of Parent. Stockholder hereby agrees, while this Agreement is in effect, to notify Parent and Acquisition promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of the Company acquired by such Stockholder, if any, after the date hereof.

        (f) Reliance by Parent and Acquisition. Stockholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

        (g) Sophistication. Stockholder acknowledges being an informed and sophisticated investor and, together with Stockholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

        (h) Permitted Transfers. Notwithstanding Section 6(c), Stockholder shall have the right to (A) transfer Stockholder Shares to (1) any Family Member; (2) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more Family Members; (3) a partnership of which Stockholder and/or Family Members owns a majority of the partnership interests; (4) a

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limited liability company of which Stockholder and/or any Family Members owns a majority of the membership interests; (5) the executor, administrator or personal representative of the estate of Stockholder; "Family Member" means Stockholder's spouse, father, mother, issue (if living with Stockholder), brother or sister. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, Stockholder's heirs, guardians, administrators or successors. Notwithstanding anything to the contrary in this Section 6(h), Stockholder acknowledges and agrees that any transfer permitted by this Section 6(h) will not be effective until the transferee agrees in writing to be bound by the terms of this Agreement. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

        (i) No Encumbrances. Except as applicable in connection with the transactions contemplated by Section 3 and 4 hereof, the Stockholder's Shares at all times during the term hereof will be beneficially owned by Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

        (j) No Conflicts. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of his or her properties or assets may be bound, or (B) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of his or her properties or assets.

     7. Termination. The voting agreement and irrevocable proxy granted pursuant to Sections 3 and 4 hereof shall terminate immediately upon the earlier to occur of (a) the Termination Date and (b) the Effective Time.

     8. Miscellaneous.

        (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        (b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any attempted assignment in violation hereof shall be void; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

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          (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

          if to Parent or Acquisition:   Kforce Inc.
                                         1001 East Palm Avenue
                                         Tampa, FL 33605
                                         Facsimile: (813) 552-3211
                                         Attention: William L. Sanders

          with a copy to:                Holland & Knight LLP
                                         100 North Tampa Street
                                         Suite 4100
                                         Tampa, FL 33602
                                         Facsimile:  (813) 229-0134
                                         Attention:  Robert J. Grammig

          if to Stockholder, to:         such address for Stockholder as set
                                         forth on the signature page hereto

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (f) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any

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custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (g) Governing Law; Venue; Specific Performance; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(d) hereof or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

          All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

          Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver

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voluntarily, and (iv) each such party has been induced to enter into this
Agreement by, among other things, the waivers and certifications in this Section 8(g).

          (h) Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

          (i) Further Assurances. At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

          (j) Company Stop Transfer Agreement. The Company hereby acknowledges the restrictions on transfer of the Stockholder Shares contained in Section 6(c) hereof. The Company agrees not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder Shares, unless such transfer is made pursuant to and in compliance with this Agreement. The Company further agrees to instruct its transfer agent (the "Transfer Agent") not to transfer any certificate or uncertificated interest representing any Stockholder Shares, until (i) the Transfer Agent has received Parent's consent to such a transfer, or (ii) this Agreement has been terminated pursuant to Section 7 hereof.

          (k) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (l) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (Remainder of page intentionally left blank)

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     IN WITNESS WHEREOF, Parent, Acquisition and Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.

                                 KFORCE INC.

                                 By: /s/ David L. Dunkel
                                     -------------------------------------------
                                     Name:  David L. Dunkel
                                     Title: Chief Executive Officer

                                 NOVATO ACQUISITION CORPORATION

                                 By: /s/ David L. Dunkel
                                     -------------------------------------------
                                     Name:  David L. Dunkel
                                     Title: Chief Executive Officer, President,
                                            Secretary and Treasurer

                                 STOCKHOLDER:

                                     /s/ Todd J. Kinion
                                 -----------------------------------------------
                                 Name:  Todd J. Kinion
                                 Title: Director
                                 Address:  905 Spring Hills Drive
                                           -------------------------------------
                                           Watsonville, CA 95076
                                           -------------------------------------

                                 SPOUSE OF STOCKHOLDER (IF APPLICABLE):

                                 _______________________________________________
                                 Name: _________________________________________
                                 Address: ______________________________________
                                 _______________________________________________


ACKNOWLEDGED AND AGREED TO
(with respect to Section 8(j)):

HALL, KINION & ASSOCIATES, INC.

By:  /s/ Martin A. Kropelnicki
     -----------------------------
     Name:  Martin A. Kropelnicki
     Title: Vice President and Chief Financial Officer

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                                     Annex 1
                 Exceptions to Sole Voting and Disposition Power

Includes 121,000 shares held by Mr. Kinion as custodian for his children and by Mr. Kinion's children and 25,000 shares subject to stock options that are expected to be at or below market value and exercisable upon the closing of the transaction contemplated by this filing.

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